Exhibit H(38)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between MML Investment Advisers, LLC, a Delaware limited liability company (the “Manager”), and MML Series Investment Fund, a Massachusetts business trust (the “Trust”), effective as of the 1st day of October, 2020.

WHEREAS, the Trust is an open-end management investment company registered as such with the Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MML Small Cap Growth Equity Fund (the “Fund”) is a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the SEC as such under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Trust has appointed the Manager as its investment manager for the Fund and the Manager has agreed to act in such capacity upon the terms set forth in the relevant Investment Management Agreement; and

WHEREAS, upon mutual consent of the Board of Trustees of the Trust on behalf of the Fund and the Manager, this Agreement supersedes and replaces, with respect to this Fund only, the Expense Limitation Agreement dated July , 2020;

NOW THEREFORE, the Trust and the Manager hereby agree as follows and this agreement can only be terminated by mutual consent of the Board of Trustees of the Trust on behalf of the Fund and the Manager:

1.        Expense Limitation

The Manager agrees to waive 0.03% of the management fees of the MML Small Cap Growth Equity Fund through April 30, 2022.

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 30th day of September, 2020.

MML INVESTMENT ADVISERS, LLC

By:	/s/ Douglas Steele
Douglas Steele, Vice President

MML SERIES INVESTMENT FUND on behalf of the MML Small Cap Growth Equity Fund

By:	/s/ Renee Hitchcock
Renee Hitchcock, CFO and Treasurer